                         BRASS EAGLE INC.



               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    To Be Held May 13, 1999

                        (BRASS EAGLE LOGO)

To the Stockholders of Brass Eagle Inc.:


Notice is hereby given that the Annual Meeting of Stockholders of Brass Eagle Inc. will be held at the Clarion Hotel and Convention Center, 211 Southeast Walton Boulevard, Bentonville, Arkansas 72712 on May 13, 1999, at 2 p.m. CDT for the following purposes:

     1.   To elect five directors of Brass Eagle.
     2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on March 19, 1999, will be entitled to notice of, and to vote at, the meeting.

You are cordially invited to the meeting. WE ASK THAT YOU SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. A POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE IN RETURNING YOUR PROXY.


                              By Order of the Board of Directors



                              JOHN D. FLYNN
                              Secretary


Rogers, Arkansas
April 5, 1999




                    YOUR VOTE IS IMPORTANT!


          PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY.

                         BRASS EAGLE INC.


                         PROXY STATEMENT
                                for
                    ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD MAY 13, 1999


     The enclosed Proxy is solicited by and on behalf of the management of Brass Eagle Inc., a Delaware corporation, for use at the annual meeting of stockholders to be held on May 13, 1999 at 2 p.m. CDT at the Clarion Hotel and Convention Center, 211 Southeast Walton Boulevard, Bentonville, Arkansas 72712, or at any adjournment or adjournments thereof. Brass Eagle's address is 1203A North Sixth Street, Rogers, Arkansas 72756, and its telephone number is 501/986-9090. This proxy material is first being mailed to stockholders on April 5, 1999. Only stockholders of record at the close of business on March 19, 1999 are entitled to notice of, and to vote at, the meeting.
     Any stockholder giving a Proxy has the power to revoke it, at any time before it is voted, by written revocation delivered to the Secretary of Brass Eagle. Proxies solicited herein will be voted in accordance with any directions contained therein, unless the Proxy is received in such form or at such time as to render it ineligible to vote, or unless properly revoked. If no choice is specified, the shares will be voted in accordance with the recommendations of the Board of Directors as described herein.
     If matters of business other than those described in the Proxy properly come before the meeting, the persons named in the Proxy will vote in accordance with their best judgment on such matters. The Proxies solicited herein shall not confer any authority to vote at any meeting of stockholders other than the meeting to be held on May 13, 1999, or any adjournment or adjournments thereof.
     The cost of soliciting Proxies will be borne by Brass Eagle. Brass Eagle will reimburse brokers, custodians, nominees and other fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners of shares. In addition to solicitation by mail, certain officers and employees of Brass Eagle may solicit Proxies by telephone, telegraph and personally. These persons will receive no compensation other than their regular salaries.

               OUTSTANDING STOCK; VOTING RIGHTS;
                    VOTE REQUIRED FOR APPROVAL

     The stock transfer books of Brass Eagle will not be closed, but only stockholders of record at the close of business on March 19, 1999 will be entitled to notice of, and to vote at, the meeting. At that date, there were 7,245,511 shares of Common Stock outstanding. Each stockholder is entitled to one vote for each share of stock owned of record at the close of business on March 19, 1999.
     In order to be elected as a Director of Brass Eagle, each nominee must receive a plurality of the votes cast at the meeting for that position. Abstentions and shares held by a broker that has indicated that it does not have discretionary authority to vote on a particular matter will not be counted as votes cast.

                         PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding persons who beneficially owned five percent (5%) or more of Brass Eagle's Common Stock at the close of business on March 19, 1999.

                              Number of Shares of
Name and Address                Common Stock               Percent of
of Beneficial Owner           Beneficially Owned       Outstanding Shares
-------------------------------------------------------------------------
Charter Oak Partners               3,674,474                50.7%
10 Wright Street
Westport, Connecticut 06877

Richard L. Chilton, Jr.            427,449                   5.9%
c/o Fried, Frank, Harris
One New York Plaza
New York, NY  10004-1980

Anthony J. Dowd                    3,675,065 (1)            50.7%
10 Wright Street
Westport, Connecticut 06877

Fleet Financial Group Inc.         415,347                   5.7%
One Federal Street
Boston, MA  02110

Marvin W. Griffin                  605,097 (2)               7.8%
2111 South Eighth Street
Rogers, Arkansas 72758


(1) Includes all of the shares of Common Stock owned by Charter Oak Partners because, as Director of Private Investments of Charter Oak Partners, Mr. Dowd may be deemed to beneficially own such shares. Mr. Dowd disclaims beneficial ownership of shares held by Charter Oak Partners except to the extent of his proportionate interest therein.
(2)  Includes 236,824 shares subject to currently exercisable options.

     EQUITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 19, 1999, by (i) each nominee for election as a director, (ii) each of the named individuals in the Summary Compensation Table, and (iii) all directors and executive officers of Brass Eagle as a group.

                         Number of Shares of
       Name                 Common Stock              Percent of
of Beneficial Owner      Beneficially Owned       Outstanding Shares
----------------------------------------------------------------------
Marvin W. Griffin               605,097 (1)            7.8%

E. Lynn Scott                   274,834 (2)            3.6%

Anthony J. Dowd               3,675,065 (3)            50.7%

H. Gregory Wold                  43,262                 0.6%

Stephen J. Schaubert             14,814                 0.2%

Steven R. DeMent                 22,156 (4)             0.3%

J.R. Brian Hanna                  4,130 (5)             0.1%

Charles L. Prudhomme             21,825 (5)             0.3%

Dan Obergfell                    12,893 (5)             0.2%

All directors and executive
   officers as a group        4,750,807 (3)(6)         61.6%

(1)  Includes 236,824 shares subject to currently exercisable options.
(2)  Includes 153,222 shares subject to currently exercisable options.
(3) Includes all of the shares of Common Stock owned by Charter Oak Partners because, as Director of Private Investments of Charter Oak Partners, Mr. Dowd may be deemed to beneficially own such shares. Mr. Dowd disclaims beneficial ownership of shares held by Charter Oak Partners except to the extent of his proportionate interest therein.
(4)  Includes 15,045 shares subject to currently exercisable options.
(5)  Includes 3,880 shares subject to currently exercisable options.
(6)  Includes 433,051 shares subject to currently exercisable options.

ELECTION OF DIRECTORS

     Five Directors are to be elected by the stockholders at the annual meeting for a term of one year and until the election and qualification of their successors. The Proxies solicited hereby will be voted 'FOR' the election as Directors of the five persons hereinafter identified unless authority is withheld. Management does not know of any nominee who will be unable to serve, but should any nominee be unable or decline to serve, the discretionary authority provided in the Proxy will be exercised to vote for a substitute or substitutes. Management has no reason to believe that any substitute nominee will be required.

Nominees

     Marvin W. Griffin, 60, has been Chairman of the Board of Brass Eagle since its inception in September 1997. Mr. Griffin has been Chairman of the Board of Daisy Manufacturing Company since 1998 and was President and Chief Executive Officer of Daisy Manufacturing, Inc. ('Daisy') from 1988 to 1998. From 1983 to 1987, Mr. Griffin was the Chief Executive Officer of the Coca-Cola Bottling Company Consolidated, a soft-drink bottling company, and was the Senior Vice President of Sales and Marketing at Coca-Cola U.S.A., a soft-drink maker, from 1980 to 1983.

     E. Lynn Scott, 45, has been President and Chief Executive Officer of Brass Eagle since its inception in September 1997. Mr. Scott was responsible for developing Daisy's paintball operations through its Brass Eagle division and he served as President of the division since November 1996. Prior to that, he served as Vice President, Sales and Marketing of Daisy from June 1989 to April 1997. Before joining Daisy, Mr. Scott served as Vice President, Sales and Marketing at Skeeter Products and Crosman, both divisions of The Coleman Company that specialize in sporting goods. He is also a Director of Daisy.

     Anthony J. Dowd, 39, has been a Director of Brass Eagle since its inception in September 1997. He also serves as Director of Private Investments for Charter Oak Partners, a private investment firm, and has served in that capacity since May 1992. Mr. Dowd has served as a Director of Daisy since June 1993, and serves as a director of several privately held companies. Prior to joining Brass Eagle, he served as a Senior Associate at James D. Wolfensohn, Inc. (now BT Wolfensohn), an investment banking firm, from 1988 to 1991.

     H. Gregory Wold, 64, has been a Director of Brass Eagle since its inception in September 1997. Mr. Wold joined the Ford Motor Company, an auto manufacturer, in 1964 and served as Director, Business Development from 1996 to 1997 and its Associate Director, Corporate Strategy from 1986 to 1996. Mr. Wold retired from the Ford Motor Company in 1997. He is also a Director of Daisy.

     Stephen J. Schaubert, 52, has been a Director of Brass Eagle since its inception in September 1997. He is also a Director at Bain & Company Inc., an international consulting firm headquartered in Boston. Prior to joining Bain in 1979, Mr. Schaubert worked in the healthcare and aerospace industries in a series of general management positions, both domestic and international.

Directors' Meetings and Committees

     The Board of Directors met five times during 1998, on February 24, May 19, July 13, August 18, and November 11, 1998, and acted one time by unanimous written consent.
     The Board currently has two standing committees to assist it in the discharge of its responsibilities: an Audit Committee and a Compensation Committee. The Audit Committee, which met one time in 1998, is composed of Anthony J. Dowd and H. Gregory Wold and reviews the professional services provided by Brass Eagle's independent auditors and the independence of such auditors from management of Brass Eagle. Additionally, the Audit Committee reviews the scope of the audit by Brass Eagle's independent auditors, the annual financial statements of Brass Eagle, Brass Eagle's system of internal accounting controls, and such other matters with respect to the accounting, auditing, and financial reporting practices and procedures of Brass Eagle as it finds appropriate or as are brought to its attention.
     The Compensation Committee, which met three times during 1998, is composed of Anthony J. Dowd, E. Lynn Scott, and Marvin Griffin and serves to establish the compensation of officers of Brass Eagle and to establish and administer Brass Eagle's compensation programs.
     None of the nominees for director attended fewer than 75 percent (75%) of the aggregate of (1) the total number of meetings of the Board of Directors and
(2) the total number of meetings held by all committees of the Board on which he served.

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE `FOR'
          THE ELECTION AS DIRECTORS OF THE FIVE PERSONS
               IDENTIFIED ABOVE AS NOMINEES.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Cash and Other Compensation

     The following table sets forth, for the fiscal years indicated, the cash and other compensation provided by Brass Eagle and its subsidiaries to the Chief Executive Officer and each of the other most highly compensated executive officers whose total annual salary and bonus exceed $100,000 (the 'Named Officers') in all capacities in which they served.

                         Summary Compensation Table (1)

                                        Long Term Compensation

                                        ----------------------
               Annual Compensation         Awards      Payouts
               -------------------      ------------   -------
(a)       (b)  (c)    (d)     (e)       (f)       (g)  (h)       (i)
                                                  Se-
                                                  Curi-
                                                  ties
                                        Restri-   Under-
                                        cted      lying  LTIP
Name and                      Annual    Stock     Opt-   Pay-    All Other
Principal       Salary Bonus  Compen-   Award(s)  ions/  outs    Compensation
Position  Year    ($)   ($)   sation      ($)     SAR(#) ($)       ($) (2)
-----------------------------------------------------------------------------
E. Lynn   1998 160,000 80,000  -        -          -        -    5,376
Scott     1997 140,000 46,620  -        -         94,581    -    2,551
President 1996 130,200   -     -        -         22,331    -    2,463
and Chief
Executive
Officer

Steven R. 1998 126,000 63,000  -        -         -         -    1,647
DeMent(3) 1997 120,000 24,000  -        -         26,685    -      171
Vice      1996 106,845   -     -        -         -         -    1,115
President,
Operations

J.R.Brian 1998 115,000 57,500  -        -         -         -    2,079
Hanna (4) 1997   9,644  3,833  -        -         15,520    -       21
Vice      1996    -       -    -        -         -         -     -
President,
and Chief
Financial
Officer

                                        Long Term Compensation
                                        ----------------------
               Annual Compensation         Awards      Payouts
               -------------------      ------------   -------
(a)       (b)  (c)    (d)     (e)       (f)       (g)  (h)       (i)

                                                  Se-
                                                  Curi-
                                                  ties
                                        Restri-   Under-
                                        cted      lying  LTIP
Name and                      Annual    Stock     Opt-   Pay-    All Other
Principal       Salary Bonus  Compen-   Award(s)  ions/  outs    Compensation
Position  Year    ($)   ($)   sation      ($)     SAR(#) ($)       ($) (2)
-----------------------------------------------------------------------------
Charles L.1998  82,907 42,000  -        -         -         -    2,850
Prudhomme 1997 101,760 20,350  -        -         15,520    -    1,770
(5)       1996  72,245   -     -        -         -         -      365
Vice
President,
Marketing

Daniel L. 1998  78,500  41,000 -        -         -         -    1,076
Obergfell 1997  43,916  14,000 -        -         15,520     -    -
Vice      1996      -     -    -        -         -         -     -
President,
Sales
</TALE>

(1)  Prior to November 25, 1997, Brass Eagle operated as a division of Daisy
     Manufacturing Company, Inc. The Named Executive Officers identified devoted substantially all of their time to the operations of Daisy's
     Paintball Division. Accordingly, the summary compensation table includes all the compensation paid by Brass Eagle and Daisy prior to 1998.
(2)  Includes Company contributions to the 401(k) Retirement Savings Plan,
     Company payments of life insurance premiums. For 1998 such amounts were as follows: E. Lynn Scott: $4,800 401(k) contributions, $576 insurance premiums; Steven R. DeMent: $1,103 401(k) contributions, $544 insurance premiums; J.R. Brian Hanna: $1,581 401(k) contributions, $498 insurance premiums; Charles L. Prudhomme: $2,487 401(k) contributions, $363 insurance premiums; Daniel L. Obergfell: $722 401(k) contributions, $354 insurance contributions.
(3)  Mr. DeMent became employed by Brass Eagle as of February 12, 1996.
     Consequently, Mr. DeMent's salary for 1996 as set forth above represented only eleven months of his annual salary.
(4)  Mr. Hanna became employed by Brass Eagle as of December 1, 1997.
     Consequently, Mr. Hanna's salary for 1997 as set forth above represents only one month of his annual salary.

(5)  Mr. Prudhomme became employed by Brass Eagle on April 2, 1996.
     Consequently, Mr. Prudhomme's salary for 1996 as set forth above represented only nine months of his annual salary.
(6)  Mr. Obergfell became employed by Brass Eagle on June 16, 1997.
     Consequently, Mr. Obergfell's salary for 1997 as set forth above represented only 6.5 months of his annual salary.

Stock Option Grants

     The following table sets forth information concerning stock options granted to the Named Executive Officers during 1998:

                     Option/SAR Grants in Last Fiscal Year

                                                                 Potential
                                                                   Realizable
                    Individual Grants                               Value at
                                                                   Assumed
                                                                 Annual Rates
                                                                 of Stock
                                                                 Price
                                                                 Appreciation
                                                                 for Option
                                                                     Term
                                                                 -------------
(a)       (b)       (c)       (d)       (e)       (f)       (g)  (h)    (i)

                    % of
                    Total
          Number    Options

           Of       /SARs
         Securities Granted   Exercise
          Underlying   to     or        Estimated
          Options/  Employees Base      Market
          SARs      in Fiscal Price     Value on  Expi-
          Granted     Year    ($/       Date of   ration
Name      (#)                 Share)    Grant      Date     %($)  5%($) 10%($)
------------------------------------------------------------------------------
E. Lynn
Scott     None

Steven R.
DeMent    None

J.R.Brian
Hanna     None

Charles L.
Prudhomme None

Daniel L.
Obergfell None

Stock Option Exercises and Holdings

     The following table sets forth information concerning stock options exercised during the last fiscal year and stock options held as of the end of the last fiscal year by the Named Executive Officers.

     AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
               AND FY-END OPTION/SAR VALUES

(a)          (b)         (c)            (d)                  (e)
                                   Number of Securities
                                         Underlying         Value of
                                   Unexercised Options/   Unexercised
                                   SAR's at FY-End (#)   In-the-Money
                                                       SAR's at FY-End ($)
          Shares
          Acquired       Value
Name      on Exercise(#) Realized($)Exer.    Unexer.   Exer.     Unexer. (1)
------------------------------------------------------------------------------
E. Lynn
Scott     0              $0        153,222   54,188    $2,081,416 $237,073

Steven R.
DeMent    0              $0         15,045   11,640    $  182,384 $ 50,925

J.R.
Brian
Hanna     0              $0          3,880   11,640    $   14,065 $ 42,195

Charles
Prudhomme 0              $0          3,880   11,640    $   16,975 $ 50,925

Daniel L.
Obergfell 0              $0          3,880   11,640    $   16,975 $ 50,925

(1) Represents the amount by which the market price at fiscal year end of the shares underlying unexercised options exceed the exercise price for such shares.

Compensation of Directors

     Each director of Brass Eagle who is not also an employee of Brass Eagle receives, as an annual fee, Common Stock having a fair market value of $8,000 at the time of its issuance in quarterly installments. All directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board and Board committees and other activities relating thereto.

Employment Agreement

     Brass Eagle has entered into an Employment Agreement with E. Lynn Scott. The Agreement provides for an initial three-year term expiring September 15, 2000, which automatically extends each year, subject to the right of either party not to extend the Agreement upon ninety (90) days' notice. In addition, Mr. Scott may elect to terminate his employment in the event of a change-in-control of Brass Eagle or the sale of all or substantially all of its assets. Pursuant to the terms of the Agreement, Mr. Scott was paid an annual base salary of $160,000 in 1998. The Agreement provides for certain bonus compensation in subsequent years to be determined based upon performance targets set by Brass Eagle's Board of Directors after consultation with Mr. Scott. Under the Employment Agreement, Mr. Scott is subject to certain non-disclosure, non-competition and non-solicitation covenants applicable during the term of his employment and until one year after termination of his employment.

Compensation Committee Interlocks and Insider Participation

     The members of the Compensation Committee are Anthony J. Dowd, E. Lynn Scott and Marvin Griffin. Mr. Scott serves as President and Chief Executive Officer of Brass Eagle. Mr. Scott also serves on the Board of Directors of Daisy. Mr. Griffin is the Chairman of the Board of Daisy and also serves on Brass Eagle's Compensation Committee.

Report of Compensation Committee

     The following report addressing Brass Eagle's compensation policies for executive officers for 1998 is submitted by the Compensation Committee of the Board of Directors.
     As required by the proxy rules promulgated by the Securities and Exchange Commission, this Report of the Compensation Committee of the Board of Directors describes the overall compensation goals and policies applicable to the executive officers of Brass Eagle, including the basis for determination of the compensation of executive officers for fiscal year 1998. The Report also discusses the setting of 1998 compensation of Mr. E. Lynn Scott. The term `Executive Officers' is used below to refer to the executive officers of Brass Eagle other than Mr. Scott.

     COMPOSITION OF COMPENSATION COMMITTEE. The members of the Compensation Committee are Anthony Dowd, Marvin W. Griffin, Jr. and E. Lynn Scott. Since Mr. Scott's compensation has been determined by contract, his inclusion on the Committee is deemed a great advantage due to his intimate knowledge of the performance of the Executive Officers. The philosophy of the committee emphasizes inclusiveness. Thus the Bonus Plan covers all employees of Brass Eagle, and all employees are eligible to purchase stock under an Employee Stock Purchase Plan.

     COMPENSATION PHILOSOPHY AND OBJECTIVES. The Committee believes that compensation of Brass Eagle's executive officers should be set at a competitive level and be based upon Brass Eagle's overall financial performance, achievement of strategic goals and individual performance, with a view toward building value for Brass Eagle's shareholders. Within this overall philosophy, the following principles guide Brass Eagle's compensation policies for executive officers:

     - Provide competitive levels of compensation that enable Brass Eagle to attract and retain experienced, talented Executive Officers;
     - Compensate Executive Officers based on Brass Eagle's progress toward achievement of its short and long-term strategic and financial goals;
     - Compensate Executive Officers based on the performance of the individual Executive Officer, and his contribution to Brass Eagle's performance; and
     - Maintain and strengthen the incentive for Executive Officers to increase the price of Brass Eagle's Common Stock.

     The Committee believes that adherence to these objectives is essential in order to attract and retain highly qualified officers whose contributions are necessary for the continued growth and success of Brass Eagle. Information concerning the specific implementation of these policies in the 1998 compensation arrangements of the Executive Officers and Mr. Scott is provided below.

     ANNUAL SALARIES. Salaries of Executive Officers are generally reviewed on an annual basis and adjustments made based on the Committee's subjective evaluation of the individual's performance and Brass Eagle's performance, taking into account both qualitative and quantitative factors. Among the factors considered by the Committee have been the recommendations of Mr. Scott and the importance of retaining key Executive Officers. Subject to Board approval, the Committee makes decisions concerning the Executive Officers.
     Three of the executive officers were formerly employees at Daisy Manufacturing Company, Inc. with duties varying from their present positions. Two of the executives were hired from outside Brass Eagle. For this reason, year-to-year comparisons of annual salaries are limited.

     INCENTIVE BONUS. The 1998 Brass Eagle Bonus Plan was established in early 1998. Cash payments were made in February 1999, with payouts based upon net income. The Bonus Plan covers all employees of Brass Eagle, although at varying percentages of base pay dependent on level. The total pay out under the Plan was $721,315.50.

     STOCK OPTIONS. Brass Eagle's 1997 Stock Option Plan permits the award of options to purchase Common Stock of Brass Eagle to Executive Officers, managers and key employees. The award of stock options is intended to align the interests of Executive Officers with the shareholders by providing the Executive Officers with an incentive to bring about increases in the price of the Common Stock. Brass Eagle's policy is to award options to purchase Common Stock at a price that equals or exceeds market price on the date of grant. Accordingly, the Executive Officers derive a financial benefit from an option only if the price of Common Stock increases. Options granted have not had performance contingencies, but realization of the value provided through the options has generally required the Executive Officer to remain with Brass Eagle until the options vest. The options awarded vest at the rate of 25 percent (25%) per year.
     In fiscal year 1998, Brass Eagle awarded no options to Executive Officers, but awarded options to purchase 21,000 shares to other key employees of Brass Eagle.

     COMPENSATION OF CHIEF EXECUTIVE OFFICER. E. Lynn Scott's compensation is set pursuant to an Employment and Non-competition Agreement dated September 15, 1997, which runs for a three-year period, with options to renew. Mr. Scott's compensation and bonus schedule is set by this Agreement and included $160,000 salary and $80,000 of bonus (based on net income results) for 1998. Mr. Scott is eligible for stock options pursuant to this Agreement, and as of December 31, 1998 had been awarded stock options including options to purchase 72,250 shares of Common Stock pursuant to the 1997 Stock Option Plan.

     OTHER COMPENSATIONS. Brass Eagle has a number of broad-based employee benefit plans in which Executive Officers participate on the same terms as other employees meeting the eligibility requirements, subject to any legal limitations on amounts that may be contributed to or benefits payable under the plans.
     The Omnibus Budget Reconciliation Act of 1993 ('OBRA') generally prevents public corporations from deducting as a business expense that portion of compensation exceeding $1 million paid to a named executive officer in the Summary Compensation Table. This deduction limit does not apply to 'performance-based compensation.' The Compensation Committee intends to monitor its compensation plan to comply with OBRA when necessary.

       Submitted by the Compensation Committee of the Board of Directors:






                                        Anthony J. Dowd
                                        Marvin Griffin

                                        Lynn Scott

Company Performance

     The graph below compares from November 25, 1997 until December 31, 1998, the cumulative total returns on Brass Eagle's Common Stock to the NASDAQ Stock Market Composite Index, and to the average of the cumulative total return for ten peer group companies. The cumulative total return on Brass Eagle's Common Stock assumes $100 invested in such stock on November 25, 1997, and assumes reinvestment of dividends.



                              Total Return Analysis

                    Nov. 25, 1997  Dec. 31, 1997  Dec. 31 1998
                    -------------  -------------  ------------

Brass Eagle         $100.00        $112.50        $139.80
Peer Group*         $100.00        $ 96.60        $ 40.10
Nasdaq Composite    $100.00        $ 98.80        $138.00

Source: Integrated Corporate Relations. Data from Fact Set and Bloomberg Financial Markets
* The Peer Group is a composite of 10 leisure companies including; AMF Bowling Inc., Cannondale Corp., Bell Sports Inc., Coleman, Callaway Inc., First Team Sports Inc., GT Bikes, Huffy Corp, K2 Inc. and Marker International. Bell Sports went private and stopped trading on August 17, 1998. GT Bikes was acquired by Schwinn and stopped trading on October 2, 1998. Marker International was de-listed from Nasdaq, but still trades on OTC Bulletin Board.

CERTAIN TRANSACTIONS

1. Mr. Scott is the President, Chief Executive Officer and a director of Brass Eagle and a director and shareholder of Daisy Manufacturing Company ('Daisy'). Mr. Griffin is the Chairman of the Board of Directors of Brass Eagle, the Chairman of the Board of Daisy and a greater than 5 percent stockholder of Brass Eagle and a greater than 5 percent stockholder of Daisy. As a consequence, each of these persons may be deemed to have a material direct or indirect interest in Daisy. Brass Eagle, prior to November 24, 1997, operated as a division of a predecessor to Daisy. On November 24, 1997, a reorganization (the 'Reorganization') was effected pursuant to an assignment, assumption and indemnification agreement (the 'Assignment, Assumption and Indemnification Agreement') which provided for
     (i) Brass Eagle transferring all of its non-paintball related assets, operations, and liabilities to Daisy, retaining only its paintball related assets, operations, and liabilities, and (ii) Daisy agreeing to indemnify and hold harmless Brass Eagle and its officers, directors, employees and stockholders from and against all liabilities and obligations related to Brass Eagle's non-paintball related operations, including, without limitation, (a) any products liability claim relating to any products sold by Brass Eagle prior to Reorganization (other than products sold under the Brass Eagle name) and any products sold by Daisy after the Reorganization, and (b) any claim by an employee or former employee of Brass Eagle or of Daisy to the extent that such claim relates to post-retirement medical or pension benefits that are attributable to the employment of any such individual in Brass Eagle's non-paintball related operations.

2. Each of the directors, including Anthony Dowd as agent for Charter Oak, and each of the Named Executive Officers except for J.R. Brian Hanna are guarantors under a Continuing Guaranty pursuant to which they have guaranteed the obligations of Daisy under the Assignment, Assumption and Indemnification Agreement. The obligations of the guarantors are several and separate according to their pro rata ownership of the outstanding shares of Daisy common stock at the time of the Reorganization. The aggregate amount of Daisy's obligations guaranteed is Five Million Dollars for the two years following the Reorganization and Three Million Dollars for the following two years. The term of the Guaranty expires on the earlier of (i) four years following the date of the Reorganization, or
     (ii) the date that one of the nation's six largest accounting firms renders a determination that Daisy alone may satisfy its obligations under the Assignment, Assumption and Indemnification Agreement. Obligations of guarantors for claims made prior to the fourth anniversary of the effective date of the Guaranty shall survive its termination.

3. Concurrently with the Reorganization, Brass Eagle entered into an administrative services agreement with Daisy (the 'Administrative Agreement'), pursuant to which Daisy agreed to provide Brass Eagle with certain legal, administrative, warehousing, shipping and computer information services through December 31, 1998, for $25,071.58 monthly. Brass Eagle believes that the terms of the Administrative Agreement were no less favorable than those that could have been obtained from disinterested parties. By mutual agreement of the parties, the Administrative Services Agreement was terminated as of December 31, 1998.

4. Messrs. Griffin and Scott were holders of shares of preferred stock of Brass Eagle, which were canceled in connection with the Reorganization. Brass Eagle entered into agreements with Messrs. Griffin and Scott concurrently with the Reorganization, pursuant to which Brass Eagle will indemnify each of them against any income tax imposed on them as a result of such cancellation of their preferred stock. It is not possible to predict whether any such tax will be imposed and, consequently, whether such indemnification will be required. If such indemnification is required, it is also not possible to estimate the precise amount thereof, although Brass Eagle does not believe that its obligation would exceed approximately $240,000 with respect to Mr. Griffin and approximately $90,000 with respect to Mr. Scott. If any such indemnification payment is required, Brass Eagle believes that it would be entitled to claim a corresponding compensation deduction for income tax purposes, and therefore, any additional indemnification costs would be offset by these income tax deductions. Consequently, Brass Eagle believes that any additional indemnification payments that it may be required to make would not have a material adverse effect on Brass Eagle or its prospects.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Brass Eagle's directors and executive officers, and persons who own more than 10 percent of Brass Eagle's Common Stock, to file with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. initial reports of ownership and reports of changes in ownership of stock of Brass Eagle.

     To Brass Eagle's knowledge, based solely on a review of copies of reports provided by such individuals to Brass Eagle and written representations of such individuals that no other reports were required, during the year ended December 31, 1998, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were met.

INDEPENDENT PUBLIC ACCOUNTANTS

     Brass Eagle utilized Crowe, Chizek and Company LLP, as independent public accountants for the year ended December 31, 1998. They will not be present at the annual meeting of shareholders.

STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

     Proposals of stockholders intended to be presented at Brass Eagle's annual meeting of stockholders in 2000 must be received by Brass Eagle at its principal executive offices not later than December 7, 1999 in order to be included in Brass Eagle's Proxy Statement and form of Proxy relating to that meeting. If a stockholder intends to present a proposal at Brass Eagle's annual meeting in 2000 without requesting Brass Eagle to include the proposal in Brass Eagle's proxy material, the stockholder must notify Brass Eagle of the proposal on or prior to February 20, 2000. Otherwise, at the meeting management may, with regard to the proposal, use its discretionary authority to vote the proxies held by it even though there will be no discussion of the proposal in the 2000 proxy statement.

OTHER MATTERS

     Management of Brass Eagle knows of no other matters that may come before the meeting. However, if any matters other than those referred to herein should properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the Proxy in accordance with their judgment.

ADDITIONAL INFORMATION AVAILABLE

     A COPY OF BRASS EAGLE'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER UPON WRITTEN REQUEST TO JOHN D. FLYNN, SECRETARY, 1203A NORTH SIXTH STREET, ROGERS, ARKANSAS 72756.


                                   By order of the Board of Directors




                                   JOHN D. FLYNN
                                   Secretary



Rogers, Arkansas
April 5, 1999